CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Fenway Funds of our report dated November 13, 2017, relating to the financial statements and financial highlights, which appears in Vanguard Equity Income Fund’s Annual Report on Form N-CSR for the year ended September 30, 2017, and of our report dated November 16, 2017, relating to the financial statements and financial highlights, which appears in Vanguard PRIMECAP Core Fund’s Annual Report on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 23, 2018